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                                  EXHIBIT 21.1

                              List of Subsidiaries

HCFP Funding, Inc., a Delaware corporation
HCFP Funding II, Inc., a Delaware corporation
HCFP Funding III, Inc., a Delaware corporation
HCFP Funding of California, Inc., a Delaware corporation
HCFP/HC Management, Inc., a Delaware corporation
HCFP REIT Origination, Inc., a Maryland corporation
HealthCare Analysis Corporation, a Delaware corporation
Wisconsin Circle Funding Corporation, a Delaware corporation
Wisconsin Circle II Funding Corporation, a Delaware corporation
Wisconsin Circle III Funding Corporation, a Delaware corporation